Exhibit 99.1

TOR Minerals International

Raises $3.5 Million in Private Placement

CORPUS CHRISTI, Texas, January 19, 2004 TOR Minerals International (Nasdaq: TORM) today reported that it has raised $3.5 million through the private placement of equity and convertible preferred stock. The proceeds will be used for the expansion of manufacturing facilities, improving operational efficiencies, and working capital purposes.

TOR Minerals raised approximately $2.5 million through the placement of 526,316 shares of common stock at $4.75 to existing shareholders and new institutional holders. The company also raised $1 million through the placement of 200,000 shares of convertible preferred stock at $5.00. The convertible preferred stock has a six percent coupon rate, and each preferred share is convertible into 0.84 shares of common stock and is redeemable at the option of the Company after two years. The common and preferred shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the common shares within 90 days.

"TOR Minerals has a number of exciting growth opportunities throughout its worldwide operations, and this funding will enable us to pursue these opportunities more aggressively," said Richard Bowers, president and chief executive officer. "We will use these funds, in part, to improve liquidity, to expand the capabilities of our Netherlands facilities, to improve the operating efficiencies of our Corpus Christi Operations, and, pending completion of market and economic evaluations, the possible expansion of the Corpus Christi facility. We will also use the funds for working capital to help support the increased sales we are experiencing in our HITOX® and ALUPREM® product lines."

TOR Minerals is a producer of natural titanium dioxide pigment and specialty aluminas. The Company is headquartered in Corpus Christi, TX, and operates production facilities in Corpus Christi, The Netherlands and Malaysia.

For further information contact:

Richard L. Bowers, President

361-883-5591 Ext 47

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology and other factors.